Exhibit 23.15

Consent of Independent Auditor

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-168719 on Form S-1 of The Aveon Group L.P. of (i) our report dated November 12, 2010, relating to the audits of the consolidated statements of assets and liabilities of Brownstone Investment Partners, LLC as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income, changes in members’ equity and cash flows for the years then ended and (ii) our report dated November 12, 2010, with respect to the audits of the schedule of combined management fees and incentive fees for the Brownstone Fund Entities (as defined in Note 1 of the schedule of combined management fees and incentive fees for the Brownstone Fund Entities) for the years ended December 31, 2009, 2008 and 2007 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus.

/s/ McGladrey & Pullen, LLP

New York, New York
January 11, 2011